EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is entered into by and among Community West Bancshares, a California corporation (“Bancshares”), Community West Bank, a California banking corporation (the “Bank,” and together with Bancshares sometimes referred to as the “Employer”), and Shannon R. Livingston, an individual (the “Executive”) as of January 30, 2025 (the “Effective Date”).
Employer desires to employ Executive, and Executive desires to be employed by Employer, as Chief Financial Officer on the terms, covenants and conditions hereinafter set forth:
AGREEMENT
1.Position. Executive is hereby employed as Chief Financial Officer of Bancshares and of the Bank. In this capacity, Executive shall have such duties and responsibilities as may be designated by the Board of Directors of Employer and the Board of Directors of the Bank (as applicable, the “Board”), and the Chief Executive Officer of Employer and the Chief Executive Officer of the Bank.
2.Employment Term; Termination of Certain Agreements.
(a)The term of this Agreement shall commence on the Effective Date and continue through the second anniversary of the Effective Date (“Initial Term”), subject, however, to prior termination as set forth in Section 6 of this Agreement. At the end of the Initial Term, this Agreement shall renew automatically for additional consecutive one-year periods (the Initial Term plus any such additional periods sometimes referred to as the “Employment Term”) unless either party furnishes the other party with written notice of its intention not to renew (“Nonrenewal Notice”) by no later than sixty (60) days prior to the then scheduled expiration of the Employment Term. Any Nonrenewal Notice given without Cause (as hereinafter defined) by Employer to Executive shall be treated as an early termination without Cause for purposes of Section 6(d) of this Agreement.
(b)By executing this Agreement, the parties hereby terminate, effective as of the Effective Date that certain Employment Agreement dated as of April 1, 2024, by and among Bancshares, the Bank and the Executive, and agree that such agreement shall be of no further force or effect.
(c)Unless otherwise agreed to in writing by Employer and the Executive prior to the termination of the Executive’s employment, any termination of the Executive’s employment shall constitute an automatic resignation of the Executive from all other positions held with Employer or any member of the Employer Group (as defined below).
3.Executive Duties. Upon the Effective Date, Executive is hereby vested with such authority, powers and duties as are designated by the Bylaws of Employer, as amended from time to time (“Bylaws”), by the Board, by any duly authorized Committee of the Board, or by the Chief Executive Officer of Employer. Executive shall report to the Chief Executive Officer of Employer.
4.Extent of Services. Executive shall devote substantially all of Executive’s time and effort to the business of Employer and shall not, during the Employment Term, be engaged in any other business activities, except Executive’s personal investments, activities involving professional, charitable, educational, religious and similar types of organizations, and similar activities, to the extent that such activities do not interfere with the performance of Executive’s duties under this Agreement, or conflict in any way with the business or interests of Employer, and are in compliance with Employer’s policies and procedures in effect from time to time applicable to employees with respect to actual or potential conflicts of interest.
5.Compensation and Benefits.
(a)Salary. Executive shall receive an annual salary of three hundred and fifty thousand dollars ($350,000), which may be increased from time to time at the discretion of Employer in accordance with usual and customary practice (“Base Salary”). Executive’s Base Salary shall be paid in periodic installments in accordance with the general payroll practices of Employer, as in effect from time to time, and shall be prorated for any partial periods.
(b)Senior Management Incentive Plan. Executive shall be eligible to receive an annual incentive bonus under the Employer’s Senior Management Incentive Plan, as amended from time to time (the “Senior Management Incentive Plan”). The Senior Management Incentive Plan generally provides for an annual incentive bonus with a target amount of fifty percent (50%) of Base Salary for Executive’s position, based on Executive reaching certain subjective and objective goals, which bonus is payable in a lump sum not later than March 15th of the calendar year following the end of the year for which the bonus is earned. It is the intent of the parties to reduce the specific goals as established by the Board to writing by February 15th of each calendar year of the Employment Term.
(c)Automobile Allowance. Employer shall provide Executive with either (i) a company automobile (“Company Vehicle”), or (ii) an automobile allowance of $1,500 per month to cover Executive’s cost of an automobile (“Executive Vehicle”). Whether Executive will receive a Company Vehicle or an automobile allowance, as well as the amount of the automobile allowance, is subject to change within the reasonable discretion of the Chief Executive Officer. In the event that an automobile allowance is provided, the Executive Vehicle that Executive chooses to use in the performance of Executive’s duties must be maintained and in good working condition, in compliance with all laws related to motor vehicles, and otherwise appropriate for use in conducting employment-related activities. In the event that an automobile allowance is provided, and subject to reimbursement under Section 5(e) below, if applicable, Executive shall be responsible for paying all operation expenses of any nature whatsoever with regard to the Executive Vehicle. Executive shall furnish Employer adequate records and other documentary evidence required by Employer with respect to the use of any Company Vehicle or Executive Vehicle. Executive shall also procure and maintain in force an automobile insurance policy on any Executive Vehicle at Executive’s own expense, with coverage naming Employer as an additional insured with the minimum coverage of $1 million combined single limit of liability (including any umbrella insurance coverage maintained by Executive). Executive shall provide Employer with a copy of such insurance policy within five (5) days after beginning to use any Executive Vehicle for purposes related to Executive’s employment and thereafter upon Employer’s written request.
(d)Vacation Executive shall accrue twenty (20) days of vacation per year. Such vacation leave shall accrue on a pro-rata monthly basis and shall be subject to the terms and provisions of the vacation policy of Employer as amended from time to time.
(e)General Expenses. Employer shall, upon submission and approval of written statements and bills in accordance with the regular procedures of Employer relative to senior executives, pay or reimburse Executive for any and all necessary, customary and usual expenses incurred by Executive while traveling for or on behalf of Employer and for any and all other necessary, customary or usual expenses incurred by Executive for or on behalf of Employer in the normal course of business. Executive agrees that, if at any time any payment made to Executive by Employer, whether for salary or whether as auto expense or business expense reimbursement, shall be disallowed in whole or in part as a deductible expense by the appropriate taxing authorities, Executive shall reimburse Employer to the full extent of such disallowance.
(f)Other Benefits. During the Employment Term, Executive shall be eligible to participate, subject to the terms thereof, in all retirement benefit plans, and all medical, dental and other welfare benefit plans of Employer as may be in effect from time to time with respect to senior executives employed by Employer.
6.Termination. This Agreement may be terminated during the Employment Term in accordance with this Section 6. In the event of such termination, Executive shall be released from all obligations under this Agreement, except that Executive shall remain subject to Sections 7, 8, 11(a), 11(c), 11(f), 11(m), 12 and 13, and Employer shall be released from all obligations under this Agreement, except as otherwise provided in this Section and Sections 11(f), 11(m), 12 and 13.
(a)Termination by Employer for Cause. This Agreement may be terminated for Cause by Employer upon written notice, and Executive shall not be entitled to receive compensation or other benefits for any period after termination for Cause, except as otherwise required by applicable law or the terms of the applicable benefit plan or agreement. For purposes of this Agreement, “Cause” shall mean the determination by the Chief Executive Officer, acting in good faith, that Executive has (i) willfully failed to perform or habitually neglected the duties which Executive is required to perform hereunder; or (ii) willfully failed to follow any policy of Employer which materially adversely affects the condition of Employer; or (iii) engaged in any activity in contravention of any policy of Employer, statute, regulation or governmental policy which materially adversely affects the condition of Employer, or its reputation in the community, or which evidences the lack of Executive’s fitness or ability to perform Executive’s duties; or (iv) willfully refused to follow any instruction from the Board unless Executive reasonably establishes that compliance with such instruction would cause the Employer or Executive to violate any statute, regulation or governmental policy or policy of Employer; or (v) been convicted of or pleaded guilty or nolo contendere to any felony; or (vi) committed any act which would cause termination of coverage under the Employer’s Bankers Blanket Bond as to Executive, as distinguished from termination of coverage as to the Employer as a whole.
(b)Automatic Termination Upon Closure or Take-Over. This Agreement shall terminate automatically if Employer is closed or taken over by the Federal Deposit Insurance Corporation, the California Department of Financial Protection and Innovation, or by any other supervisory authority. In the event of such termination, Executive shall not be entitled to receive compensation or other benefits for any period after termination, except as otherwise required by applicable law or the terms of the applicable benefit plan or agreement.
(c)Change In Control.
(i)In the event of a Change in Control (as hereinafter defined), this Agreement shall not be terminated, but instead, the surviving or resulting corporation, the transferee of Employer’s or its Affiliate’s assets, or Employer shall be bound by and shall have the benefit of the provisions of this Agreement. Notwithstanding the foregoing, in the event that, within twelve (12) months following a Change in Control, either (A) Executive is terminated without Cause by Employer or its successor, (B) Executive terminates this Agreement and Executive’s employment with Employer or its successor for Good Reason (as hereinafter defined), or (C) this Agreement and Executive’s employment is terminated as a result of a Nonrenewal Notice delivered to Executive by Employer or its successor, then Executive shall be entitled to severance as follows: Executive shall be paid a lump sum payment equal to the average monthly total cash compensation paid to Executive by Employer for services performed following the Effective Date during the most recent three (3) previous years (“Average Monthly Cash Compensation Amount”) multiplied by eighteen (18). In the event Executive has been employed by Employer less than three (3) years after the Effective Date, the Average Monthly Cash Compensation Amount shall be determined by using Executive’s compensation history with Employer for services performed from the Effective Date to determine the monthly compensation formula for purposes of this paragraph. When calculating the Average Monthly Cash Compensation Amount, any annual incentive bonus payments that were issued in the form of stock pursuant to the Senior Management Incentive Plan shall be treated as if they were paid in cash; however, no other non-cash payments or benefits shall be included when calculating the Average Monthly Cash Compensation Amount. Payment under this Section 6(c)(i) shall be made to the Executive within ninety (90) days following the date the Executive’s employment terminates, or, if earlier, by March 15 of the year following the date the Executive’s employment terminates. In the event that Executive qualifies for the payment contemplated by this Section 6(c)(i), Executive shall not be entitled to the payments contemplated in Section 6(f).
(ii)For purposes of this Agreement, a “Change In Control” shall be deemed to have occurred on the date that any one person, or more than one person acting as a group, acquires, directly or indirectly, ownership of stock of Employer that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Employer. However, if any one person or more than one person acting as a group, is considered to own, directly or indirectly, more than fifty percent (50%) of the total fair market value or total voting power of the stock of Employer, the acquisition of additional stock by the same person or persons will not be considered to cause a Change In Control. Further, an increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which Employer acquires its stock in exchange for property will not be considered to cause a Change In Control. Transfers of Employer stock on account of death, gift, transfers between family members or transfers to a qualified retirement plan maintained by Employer shall not be considered in determining whether there has been a Change In Control. For purposes of defining the term “Change In Control,” the term “Employer” shall include Bancshares and the Bank. A “Change In Control” shall be interpreted in accordance with the definition of “Change in Ownership” under Code Section 409A, and to the extent that an event or series of events does not constitute a “Change in Ownership” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (“Code Section 409”), the event or series of events will not constitute a “Change In Control” under this Agreement.
(d)Early Termination Without Cause at Employer’s Option. Notwithstanding any other provision of this Agreement, Employer may terminate this Agreement early at any time and without Cause by giving Executive thirty (30) days’ written notice of Employer’s intent to terminate this Agreement, in which case Executive shall be entitled to the compensation and benefits described in Section 6(i) below. In addition, if the Employer terminates this Agreement without Cause and Section 6(c)(i) is not applicable, Executive shall be entitled to receive the additional severance described in Section 6(f) below.
(e)Termination by Executive for Good Reason. Executive may terminate this Agreement for Good Reason, in which case Executive shall be entitled to the compensation and benefits described in Section 6(i) below. In addition, if the Executive terminates this Agreement for Good Reason and Section 6(c)(i) is not applicable, Executive shall be entitled to receive the additional severance described in Section 6(f) below. For purposes of this Agreement, the term “Good Reason” shall mean actions taken by any member of the Employer Group resulting in one of the following events within six months prior to the termination of Executive’s employment: (i) a material diminution of Executive’s authority, duties or responsibilities as Chief Financial Officer of Bancshares or of the Bank, (ii) a material diminution in Executive’s

Base Salary, and/or (iii) a material change in the geographic location of the office from which Executive must perform services to a location that is at least thirty (30) miles from Sacramento, California.
(f)Additional Severance If Applicable. If, during the Employment Term, the Employer terminates this Agreement without Cause or Executive terminates this Agreement for Good Reason, and provided Section 6(c)(i) is not applicable, Executive shall be entitled to receive monthly severance payments for up to 12 months. Each monthly severance payment shall be equal to the Average Monthly Cash Compensation Amount. Such monthly severance payments shall be paid in periodic installments in accordance with the general payroll practices of Employer, as in effect from time to time, commencing on the first month following Executive’s termination and continuing for 12 months, or until Executive obtains other comparable employment, whichever is shorter. The term “comparable employment” shall mean any employment in which Executive’s compensation (measured by any cash or non-cash payments or benefits) is comparable to Executive’s compensation under this Agreement. Any compensation comparison undertaken for the purposes of this Agreement shall be done without regard to any vested or unvested stock options or shares of restricted stock granted to Executive. For purposes of implementing this Section 6(f), Executive agrees to furnish Employer with written notice describing any subsequent employment Executive is offered (including Executive’s compensation for such employment) within five (5) business days after receiving such an offer.
(g)Limitation of Benefits under Certain Circumstances. Notwithstanding any other provision of this Agreement, if all or a portion of any benefit or payment under this Section 6, alone or together with any other compensation or benefit, will be a non-deductible expense to the Employer by reason of Code Section 280G, the Employer shall reduce the benefits and payments payable under this Section 6 as necessary to avoid the application of Section 280G. The Employer shall have the power to reduce benefits and payments under this Section 6 to zero, if necessary. The determination of any reduction in the payments and benefits to be made pursuant to Section 6 shall be based upon the opinion of independent counsel selected by Employer and paid by Employer. Such counsel shall be reasonably acceptable to Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the date of termination; and may use such actuaries or other consultants as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 6 below zero.
(h)Severance and Release Agreement. The severance payments contemplated under this Section 6 are sometimes referred to in this Agreement as “Severance Payments.” Notwithstanding anything in this Agreement to the contrary, Employer shall have no obligation to make any Severance Payments unless Executive signs and delivers to Employer within thirty (30) days after termination a Severance and Release Agreement, as completed by Employer at time of termination, in substantially the form attached hereto as Exhibit A, and provided that such Severance and Release Agreement becomes effective and irrevocable no later than sixty (60) days following termination (the “Release Deadline”). If the Severance and Release Agreement does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to the Severance Payments. Any deadlines or timeframes detailed in this section for the payment of severance benefits do not begin until after Executive’s Severance and Release Agreement becomes effective and irrevocable.
(i)Benefits Payable at Termination. Unless otherwise specifically stated in this Agreement or required by law, the compensation and benefits payable to Executive upon termination of this Agreement and termination of Executive’s employment with Employer shall be limited to the payment of all accrued salary, vacation, and reimbursable expenses for which expense reports have been provided to Employer in accordance with Employer’s policies and this Agreement.
(j)Delay in Payment for Specified Employees. Notwithstanding anything to the contrary, if Executive is a Specified Employee as of the date of termination of employment, payments under this Agreement upon termination of employment may not be made before the date that is six (6) months after termination of employment (or, if earlier than the end of the six-month period, the date of death of the Executive). Payments to which the Executive would otherwise be entitled during the first six months following termination of employment shall be accumulated and paid on the first day of the seventh month following termination of employment.
(i)Executive shall be deemed to be a “Specified Employee” if, as of the date of Executive’s termination of employment, Executive is a Key Employee of Employer, and Bancshares has stock which is publicly traded on an established securities market or otherwise.
(ii)If Executive meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during a twelve (12)-month period ending on December 31 (the “Specified Employee Identification Date”), then Executive shall be treated as a Key Employee for the entire twelve month period beginning on the following April 1. Such April 1 date shall be the “Specified Employee Effective Date” for purposes of Code Section 409A.
7.Work Product. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to Employer or its Affiliates (as hereafter defined) (collectively, the “Employer Group”), research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by Employer (“Work Product”) belong to the Employer Group. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Executive’s employment with Employer) to establish and confirm such ownership (including, without limitation, executing assignments, consents, power of attorney and other instruments). For purposes of the Agreement, an “Affiliate” of Employer is any person or entity that controls, is controlled by, or is under common control with Employer.
8.Disclosure of Information.
(a)Confidential Information. Employer has and will develop and own certain Confidential Information, which has a great value in its business. Employer also has and will have access to Confidential Information of its Customers. “Customers” shall mean any persons or entities for whom any member of the Employer Group performs services or from whom any member of the Employer Group obtains information. Confidential Information includes information disclosed to Executive during the course of Executive’s employment, and information developed or learned by Executive during the course of Executive’s employment. “Confidential Information” is broadly defined and includes all information which has or could have commercial value or other utility in any member of the Employer Group’s business or the businesses of Customers. Confidential Information also includes all information which could be detrimental to the interests of any member of the Employer Group or any of their respective Customers if it were disclosed. By example and without limitation, Confidential Information includes all information concerning loan information, Customer data, including but not limited to

Customer and supplier identities, Customer characteristics or agreements and Customer lists, applicant data, employment categories, job classifications, employment histories, job analyses and validations, preferences, credit history, agreements, and any personally identifiable information related to Customers, or Customer’s employees, customers or clients, including names, addresses, phone numbers, account numbers and social security numbers; any information provided to Executive by a Customer, including but not limited to electronic information, documents, software, and trade secrets; historical sales information; advertising and marketing materials and strategies; financial information related to any member of the Employer Group, Customers, any of their respective employees or any other party; labor relations strategies; research and development strategies and results, including new materials research; pending projects and proposals; production processes; scientific or technological data, formulae and prototypes; employee data, including but not limited to any personally identifiable information related to other employees and co-workers, their spouse-partners and/or family members such as names, addresses, phone numbers, account numbers, social security numbers, employment history, credit information, and the compensation of co-workers; anything contained in another employee’s personnel file; individually identifiable health information of other employees and co-workers, their spouse-partners and/or family members, Customers, or any other party, including but not limited to any information related to a physical or mental health condition, the provision of health care, the payment of health care, or any information received from a health care provider, health care plan or related entity; pricing and product information; computer data information; products; supplier information and data; testing techniques; processes; formulas; trade secrets; inventions; discoveries; improvements; specifications; data, know-how, and formats; marketing plans; pending projects and proposals; business plans; computer processes; computer programs and codes; technological data; strategies; forecasts; budgets; and projections.
(b)Protection of Confidential Information. Executive agrees that at all times during and after Executive’s employment by Employer, Executive will keep confidential and not disclose to any third party or make any use of the Confidential Information of the Employer Group and its Customers, except for the benefit of members of the Employer Group, or Customers and in the course of Executive’s employment. In the event Executive is required by law to disclose such information described in this Section 8, Executive will provide Employer and its legal counsel with immediate notice of such request so that Employer may consider seeking a protective order.
(c)No Prior Commitments. Executive has no other agreements, relationships, or commitments to any other person or entity that would conflict with Executive’s obligations to Employer under this Agreement. Executive will not disclose to any member of the Employer Group, or use or induce any member of the Employer Group to use, any proprietary information or trade secrets of others. Executive represents and warrants that Executive has returned all property and confidential information belonging to all other prior employers and other entities.
(d)Return of Documents and Data. In the event Executive’s employment with Employer is terminated (voluntarily or otherwise), Executive agrees to inform Employer of all documents and other data relating to Executive’s employment which is in Executive’s possession and control, to preserve and not delete such documents and data, and to deliver promptly all such documents and data to Employer. Notwithstanding this paragraph, Executive is entitled to retain a copy of any documents and data related to Executive’s employment that Executive is entitled to retain under the law, such as Executive’s own payroll records.
(e)Obligations Following Termination. In the event Executive’s employment with Employer is terminated (voluntarily or otherwise), Executive agrees that Executive will protect the Confidential Information of members of the Employer Group and Customers, and will prevent their misappropriation or disclosure. Executive will not disclose or use any

Confidential Information for Executive’s benefit, or the benefit of any third party, or to the detriment of any member of the Employer Group or Customers. In addition, after termination of Executive’s employment with Employer, Executive will not, either directly or indirectly for a period of one (1) year after termination of employment, use any member of the Employer Group’s Confidential Information to (i) solicit, recruit or attempt to recruit any officer of any member of the Employer Group, (ii) advise or recommend to any other person that such other person employ or attempt to employ any other employee of any member of the Employer Group while the other employee is employed by a member of the Employer Group; or (iii) induce or attempt to induce any other employee of any member of the Employer Group to terminate their employment with any member of the Employer Group.
(f)Relief. Executive acknowledges that breach of this Section may cause Employer irreparable harm for which money is inadequate compensation. Executive therefore agrees that Employer will be entitled to injunctive relief to enforce this Section and this Agreement, in addition to damages and other available remedies, and Executive consents to such injunctive relief. In addition to any other rights and remedies Employer may have against Executive, any material violation of this Section 8 shall result in the forfeiture of any severance compensation payable by Employer to Executive under this Agreement to the fullest extent permitted by law, including, without limitation, any Severance Payments to which Executive would otherwise be entitled upon termination of employment with Employer, including, without limitation, under Section 6.
(g)Survival. The terms and provisions of this Section 8 shall survive the expiration or termination of this Agreement for all intents and purposes.
9.Non-Competition by Executive. During the Employment Term, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that competes with any member of the Employer Group or interfere with the business of any member of the Employer Group by inducing any other individual or entity to sever its relationship with a member of the Employer Group; provided, however, Executive shall not be restricted by this Section from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers so long as such investment does not exceed one percent (1%) of the market value of the outstanding securities of such corporation.
10.Surety Bond. Executive agrees that Executive will furnish all information and take any steps necessary to enable Employer to obtain or maintain a fidelity bond conditional on the rendering of a true account by Executive of all monies, goods or other property which may come into the custody, charge or possession of Executive during the Employment Term. The surety company issuing the bond and the amount of the bond are to be paid by Employer. If Executive cannot qualify for a surety bond at any time during the Employment Term for any reason that is (a) not beyond Executive’s control or (b) due to Executive’s actions or omissions, then Employer shall have the option to terminate this Agreement immediately.
11.General. This Agreement is further governed by the following provisions:
(a)Regulatory Compliance. This Agreement is drawn to be effective in the State of California and shall be construed in accordance with California laws, except to the extent superseded by federal law. The parties specifically acknowledge that while the restrictions contained in Section 131 of the Federal Deposit Insurance Corporation Improvement Act of 1991, relating to the payment of bonuses and increases for senior executive officers of institutions which are deemed “undercapitalized,” do not currently apply to Employer, such provisions may affect the terms of this Agreement if during its term Employer should be deemed undercapitalized by any state or federal regulatory authority (including, without limitation, the Federal Deposit Insurance Company and the Federal Reserve Board). Without limiting the generality of the foregoing, under no circumstances shall Employer be required to make any payments to Executive or take any other actions under this Agreement if such payments or actions would result in any violation of applicable law, rule, regulation or regulatory directive.
(b)Code Section 409A. Employer intends for all payments and benefits under this Agreement to comply with or be exempt from the requirements of Code Section 409A. In no event will the Company reimburse the Executive for any taxes that may be imposed on the Executive as a result of Code Section 409A. For purposes of Section 6, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treasury Regulations Section 1.409A-1(h) after giving effect to the presumptions contained therein). Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Any amount that Executive is entitled to be reimbursed or to have paid on Executive’s behalf under this Agreement that would constitute nonqualified deferred compensation subject to Code Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit. Employer shall have no liability to Executive or any related party with respect to any taxes, penalties, interest or other costs or expenses Executive or any related party may incur with respect to or as a result of Code Section 409A or for damages for failing to comply with Code Section 409A.
(c)Clawback. Notwithstanding any provisions of this Agreement to the contrary, if any Payment Restrictions (as hereinafter defined) require the recapture or “clawback” of any payments made to Executive under this Agreement, Executive shall repay to Employer the aggregate amount of any such payments, with such repayment to occur no later than thirty (30) days following Executive’s receipt of a written notice from Employer indicating that payments received by Executive under this Agreement are subject to recapture or clawback pursuant to the Payment Restrictions. “Payment Restrictions” means any applicable state or federal statute, law, regulation, or regulatory interpretation or other guidance, or contractual arrangement with or required by a governmental authority that would require Employer to seek or demand repayment or return of any payments made to Executive for any reason, including, without limitation, FIL-66-02010 and any related or successor regulatory guidance, any regulatory or enforcement interpretations or guidance provided by the Securities Exchange Commission or other regulatory body under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Employer or its successors later obtaining information indicating that Executive has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4).
(d)Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Employer and contains all of the covenants and agreements among the parties with respect to such employment. Any modification, waiver or amendment of this Agreement will be effective only if it is in writing and signed by the party to be charged.
(e)Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(f)Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
(g)Binding Effect of Agreement. This Agreement shall inure to the benefit of and be binding upon Employer, its successors and assigns, including without limitation, any person, partnership or corporation which may acquire all or substantially all of Employer’s assets and business, or with or into which Employer may be consolidated, merged or otherwise reorganized, and this provision shall apply in the event of any subsequent merger, consolidation, reorganization, or transfer. The provisions of this Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs and personal representatives. The rights and obligations of Executive under Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance or the claims of Executive’s creditors, and any attempt to do any of the foregoing shall be void.
(h)Indemnification. Employer shall indemnify Executive to the maximum extent permitted under the Bylaws and the California Corporations Code. The provisions of this paragraph shall inure to the benefit of Executive’s estate, executor, administrator, heirs, legatees or devisees.
(i)Severability. In the event that any term or condition contained in this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.
(j)Heading. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
(k)Notices. Any notices to be given hereunder by one party to the other shall be effected in writing either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses indicated at the end of this Agreement, but each party may change its address by notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing.
(l)Calendar Days—Close of Business. Unless the context otherwise requires, all periods ending on a given day or date or upon the lapse of a period of days shall end on the close of the business on that day or date, and references to “days” shall be understood to refer to calendar days.
(m)Attorneys’ Fees and Costs. If any action at law or in equity, or any arbitration proceeding, is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which Executive or it may be entitled.
(n)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one instrument. This Agreement may be executed by a party’s signature transmitted by facsimile or electronic portable document format (.pdf), and copies of this Agreement so executed and delivered shall have the same force and effect as originals.

12.Mutual Agreement to Arbitration of Disputes. The parties agree that any disputes regarding Executive’s employment relationship with Employer, its termination for whatever reason, or events occurring during the employment relationship shall be subject to binding arbitration before a neutral arbitrator, to the full extent permitted by law, and pursuant to the employment dispute resolution rules and regulations of the American Arbitration Association. These rules are available at https://www.adr.org/sites/default/files/ EmploymentRules_ Web_2.pdf. THE PARTIES ACKNOWLEDGE AND AGREE THAT BY AGREEING TO SUBMIT DISPUTES TO BINDING ARBITRATION THEY ARE WAIVING THEIR RIGHT TO A COURT TRIAL OR A JURY TRIAL.
(a)Scope of Arbitration Requirement. The arbitration requirement applies to all statutory, contractual and/or common law claims arising from Executive’s employment with Employer, including, but not limited to: (i) any dispute relating to the interpretation, applicability, enforceability, or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable; (ii) claims that could be asserted in court, including breach of any express or implied contract or covenant; tort claims; claims for retaliation or discrimination of any kind, or harassment (excluding pre-dispute claims for sexual harassment or sexual assault under H.R. 4445), including claims based on sex, pregnancy, race, national or ethnic origin, age, religion, creed, marital status, sexual orientation, mental or physical disability, medical condition or other characteristics protected by law. This includes claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the federal Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Constitution, the California Labor Code, or any other federal or state statute covering these subjects; (iii) claims for violation of any statutory leave law, including the federal Family and Medical Leave Act (FMLA), the California Family Rights Act (CFRA), California Paid Leave or any related federal or state statute; and (iv) violation of any other federal, state, or other governmental law, whether based on statute or common law.
(b)Claims Excluded From Arbitration. This Arbitration Agreement does not cover: (i) administrative claims properly presented to an administrative agency, such as the Equal Employment Opportunity Commission (EEOC) or federal Department of Labor (Wage and Hour Division), or any equivalent state administrative agency, except that if any such claim is dismissed from the administrative agency’s jurisdiction, the parties must then submit to binding arbitration pursuant to this Agreement. The Employee may (but is not required to) choose arbitration to resolve the Employee’s dispute rather than pursuing a claim with an administrative agency; (ii) claims for Workers’ Compensation benefits; (iii) claims for unemployment insurance benefits; (iv) claims based on the National Labor Relations Act; (v) claims based upon any employee benefit and/or welfare plan of Employer that contains an appeal procedure or other procedure for the resolution of disputes under the plan; (vi) claims for pre-dispute sexual harassment or sexual assault as defined in H.R. 4445, unless the parties agree, post-dispute and in writing, to arbitrate those claims; or (vii) claims that by law may not be arbitrated.
(c)Waiver of Representative Actions. Except as otherwise required by law, the parties agree that all claims subject to binding arbitration under this Agreement shall be pursued on an individual basis, and not as a class action, representative Labor Code Private Attorneys General Act (“PAGA”) action, or any other form of representative and/or collective action. If this waiver is deemed to be invalid, the class, PAGA, collective and/or representative action may be litigated in court. If any portion of this waiver remains valid, it shall be enforced in arbitration.
(d)Procedures. Any dispute must be submitted to binding arbitration within the applicable statute of limitations prescribed by law for the claims being asserted. Employer shall pay the fees and costs of the Arbitrator, and each party shall pay for their own costs and attorneys’ fees. However, the Arbitrator may award costs and/or attorneys’ fees to the prevailing party to the extent permitted by law and shall follow any applicable statutory requirements regarding an award of attorneys’ fees and costs. The parties will be permitted to conduct discovery as provided by California law. Questions of arbitrability will be determined by the Arbitrator. Within thirty (30) days after the conclusion of the arbitration, the Arbitrator shall issue a written opinion setting forth the factual and legal basis for the Arbitrator’s decision. The Arbitrator shall have the power and discretion to award to the prevailing party all remedies provided under the applicable law. The Arbitrator shall not have any authority to consolidate, combine or aggregate the claims of the undersigned employee with those of any other employee. The Arbitrator shall have no authority to create an arbitration proceeding on a class, PAGA, collective and/or representative basis, nor to award relief to a class or group of employees in one arbitration proceeding.
13.Executive’s Representations. Executive represents and warrants that Executive is free to enter into this Agreement and to perform each of the terms and covenants in it. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into or performing this Agreement, and that Executive’s execution and performance of this Agreement is not a violation or a breach of any other agreement between Executive and any other person or entity.
[Signature page follows.]

Executed as of the date first written above.
BANCSHARES:
COMMUNITY WEST BANCSHARES
By:    /s/ James J. Kim
    James J. Kim, Chief Executive Officer
THE BANK:
COMMUNITY WEST BANK
By:    /s/ James J. Kim
    James J. Kim, Chief Executive Officer
EXECUTIVE:
By:    /s/ Shannon R. Livingston
    Shannon R. Livingston, Chief Financial
Officer

EXHIBIT A
SEVERANCE AND RELEASE AGREEMENT
This Severance and Release Agreement (“Agreement”) is made by and among Community West Bancshares, a California bank holding company (“Bancorp”), Community West Bank, a California banking corporation (“Bank,” and together with Bancorp sometimes referred to as “Employer”), and Shannon R. Livingston, an individual (the “Executive”).
RECITALS
A.    Employer and Executive are parties to that certain Employment Agreement, dated [INSERT DATE] (“Employment Agreement”).
B.    Executive’s employment with Employer has been terminated and Employer and Executive wish to enter into this Agreement pursuant to Section 6(h) of the Employment Agreement.
For and in consideration of the mutual promises and covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
AGREEMENT
1.Termination of Employment. Employer and Executive agree that Executive’s employment with Employer terminated on [INSERT DATE] (“Termination Date”). Executive acknowledges that Executive has been paid all wages and other sums due to Executive within the time frames required by law.

2.Compensation.

a.Severance. Employer shall pay Executive severance pay in the amount of [INSERT AMOUNT], less statutory wage deductions, if and only if an original of this Agreement, duly executed by Executive, is delivered to Employer within thirty (30) days following the Termination Date. This amount shall be paid within thirty (30) days of timely delivery of an original of this Agreement, duly executed by Executive, to Employer.

b.Vacation Pay. Employer has paid Executive on Executive’s Termination Date all accrued but unused vacation.

3.Sufficiency of Consideration. Executive acknowledges that the severance provided under Section 2(a) is a special benefit provided to Executive in return for Executive’s execution of this Agreement. Employer and Executive specifically agree that the consideration provided to Executive pursuant to Section 2(a) is good and sufficient consideration for this Agreement.

4.No Actions by Executive. In consideration of the promises and covenants made by Employer in this Agreement Executive agrees:

a.Filing of Actions. That Executive has not filed and will refrain from filing, either on Executive’s own or from participating with any third party in filing, any action or proceeding against any Released Parties (as defined in this Section) with any administrative agency, board, or court relating to the termination of Executive’s employment, or any acts related to Executive’s employment with Employer. “Released Parties” mean Bancorp, Bank, the Board of Directors of Bancorp, the Board of Directors of Bank, any members of such Boards of Directors in any of their capacities, including individually, and Bancorp’s and Bank’s present or former Executives, officers, directors, agents or affiliates.

b.Dismissal. If any agency, board or court assumes jurisdiction of any action against the Released Parties arising out of the termination of Executive’s employment or any acts related to Executive’s employment with Employer, Executive will direct that agency, board or court to withdraw or dismiss the matter, with prejudice, and will execute any necessary paperwork to effect the withdrawal or dismissal, with prejudice.

c.Discrimination. Executive acknowledges that Title VII of the Civil Rights Act of 1964, and as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, section 510 of the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the California Family Rights Act and the California Fair Employment and Housing Act provide Executive the right to bring action against the Released Parties if Executive believes Executive has been discriminated against on the basis of race, age, ancestry, color, religion, sex, sexual orientation, medical condition, national origin, marital status, genetic information, veteran status, or physical or mental disability. Executive understands the rights afforded to Executive under these Acts and agrees Executive will not file any action against the Released Parties based upon any alleged violation of these Acts. Executive irrevocably and unconditionally waives any rights to assert a claim for relief available under these Acts, or any other state or federal laws related to employment discrimination, against the Released Parties including, but not limited to, present or future wages, mental or emotional distress, attorneys’ fees, reinstatement or injunctive relief.

5.Compromise and Settlement. Executive, in consideration of the promises and covenants made by Employer in this Agreement, hereby compromises, settles and releases the Released Parties from any and all past, present, or future claims, demands, obligations or causes of action, whether based on tort, contract, or other theories of recovery arising from the employment relationship between Employer and Executive, and the termination of the employment relationship. Such claims include those Executive may have or has against the Released Parties. This Release does not apply to claims Executive may bring seeking workers’ compensation benefits under California Labor Code section 3600, et seg., but does apply to claims under California Labor Code sections 132a and 4553.

6.No Retaliation. Executive further agrees that Executive has not been retaliated against for reporting any allegations of wrongdoing by Employer and Released Parties, including any allegations of corporate fraud, or for claiming a work-related injury or filing any workers’ compensation claim. The parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigation proceeding of any federal, state or local governmental agency. To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

7.Waiver. Executive acknowledges that this Agreement applies to all known or unknown, foreseen or unforeseen, injury or damage arising out of or pertaining to Executive’s employment relationship with Employer and its termination, and expressly waives any benefits Executive may have under Section 1542 of the California Civil Code, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Executive understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if Executive should eventually suffer injury arising out of or pertaining to the employment relationship and its termination, Executive will not be able to make any claim against any of the Released Parties for those injuries. Furthermore, Executive acknowledges that Executive consciously intends these consequences even as to claims for injuries that may exist as of the date of the Agreement but which Executive does not know exist and which, if known, would materially affect Executive’s decision to execute this Agreement, regardless of whether Executive’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.
8.Waiver of Rights Under the Age Discrimination in Employment Act. Executive understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), provides Executive the right to bring a claim against Employer if Executive believes Executive has been discriminated against on the basis of age. Employer denies any such discrimination. Executive understands the rights afforded to Executive under the ADEA and agrees that Executive will not file any claim or action against Employer or any of the Released Parties based on any alleged violations of the ADEA. Executive hereby knowingly and voluntarily waives any right to assert a claim for relief under this Act, including but not limited to back pay, front pay, attorneys’ fees, damages, reinstatement or injunctive relief.
Executive also understands and acknowledges that the ADEA requires Employer to provide Executive with at least twenty one (21) calendar days to consider this Agreement (“Consideration Period”) prior to its execution. Executive acknowledges that Executive was provided with and has used the Consideration Period or, alternatively, that Executive elected to sign the Agreement within the Consideration Period and waives the remainder of the Consideration Period. Executive also understands that Executive is entitled to revoke this Agreement at any time during the seven (7) days following Executive’s execution of this Agreement (“Revocation Period”). Executive also understands that any revocation of this Agreement must be in writing and delivered to the attention of Dawn Cagle, at Employer’s headquarters located at 7100 North Financial Drive, Suite 101, Fresno, California 93720 prior to the expiration of the revocation period. Delivery of the revocation should be via facsimile to (559) 323-3310 with a hard copy to follow via first class mail.
9.No Admission of Liability. Executive acknowledges that neither this Agreement, nor payment of any consideration pursuant to this Agreement, shall be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing against Executive by Employer. Employer specifically asserts that all actions taken with regard to Executive were proper and lawful and affirmatively denies any wrongdoing of any kind.

10.Continuing Obligations. Executive agrees to keep the terms and amount of this Agreement completely confidential, except that Executive may discuss this Agreement with Executive’s spouse, attorney, accountant, or other professional person who may assist Executive in evaluating or reviewing this Agreement or the tax implications of this Agreement provided that any such other person is advised of the confidential nature of such information and agrees to maintain such information in confidence. Executive acknowledges and agrees that Executive’s obligations to Employer contained in Section 8 of the Employment Agreement continue after the Termination Date. Any violation of Section 8 of the Employment Agreement will constitute a material breach of this Agreement and Employer’s obligation to pay severance under Section 2 of this Agreement shall immediately cease following any such violation. The parties agree that any sums received by Executive pursuant to Section 2 of this Agreement prior to Executive’s breach of the Employment Agreement shall constitute sufficient consideration to support the releases given by Executive in Section 4 of this Agreement.

11.Non-Disparagement. Employer agrees that it will cause its current directors and senior executive officers, each in their capacity with Employer and during the term of their service to Employer, to not utter, publish or otherwise disseminate any oral or written statement that disparages or criticizes Executive or that damages Executive’s reputation. Executive also agrees not to utter, publish or otherwise disseminate any oral or written statement that disparages or criticizes the Released Parties, or that damages the Released Parties’ reputations.

12.Company Property. Within five (5) calendar days of Executive’s execution of this Agreement, Executive shall return to Employer all Employer property in Executive’s possession including, but not limited to, the original and all copies of any written, recorded, or computer-readable information about Employer’s practices, contracts, Executives, trade secrets, customer lists, procedures, or operations, cellular telephone, computer, keys, access materials, credit cards and company identification.

13.Representation by Attorney. Executive acknowledges that Executive has carefully read this Agreement; that Executive understands its final and binding effect; that Executive has been advised to consult with an attorney; that Executive has been given the opportunity to be represented by independent counsel in reviewing and executing this Agreement and that Executive has either chosen to be represented by counsel or has voluntarily declined such representation; and that Executive understands the provisions of this Agreement and knowingly and voluntarily agrees to be bound by them.

14.No Reliance Upon Representation. Executive hereby represents and acknowledges that in executing this Agreement, Executive does not rely and has not relied upon any representation or statement made by Employer or by any of Employer’s past or present officers, directors, Executives, agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

15.Dispute Resolution. Each party shall bear its own attorneys’ fees in the preparation and review of this Agreement. Should a dispute arise between the parties to enforce any provision of this Agreement, the parties agree to submit the dispute to binding arbitration pursuant to Section 12 of the Employment Agreement.

16.Entire Agreement, Modification. This Agreement contains the entire Agreement between the parties hereto and supersedes all prior oral and/or written agreements if any. The terms of this release are contractual and not a mere recital. This Agreement may be modified only by the further written agreement of the parties.

17.Severability. If any part of this Agreement is determined to be illegal, invalid or unenforceable, the remaining parts shall not be affected thereby and the illegal, unenforceable or invalid part shall be deemed not to be part of this Agreement. The parties further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

18.Governing Law. Any action to enforce this Agreement or any dispute concerning the terms and conditions of this Agreement and the parties’ performance of the terms and conditions of this Agreement shall be governed by the laws of the State of California.

19.Counterpart Originals. This Agreement may be signed in counterparts.
[Signature page follows.]

EMPLOYER:
COMMUNITY WEST BANCSHARES

By:
Its:
Date:

COMMUNITY WEST BANK

By:
Its:
Date:

EXECUTIVE:

By:
Shannon R. Livingston

Date:

ATTACHMENT “A”
WAIVER OF CONSIDERATION PERIOD
I, Shannon R. Livingston, hereby acknowledge the following:
1.    I have entered into that certain Severance and Release Agreement (“Agreement”) effective as of [INSERT DATE].
2.    I understand that I have the right under the Age Discrimination in Employment Act to consider the Agreement for a period of twenty-one (21) days prior to signing the Agreement. I acknowledge that I have had a reasonable amount of time to consider the Agreement and hereby waive the remainder of this twenty-one (21) day period to consider the Agreement.
3.    I understand that I have the right under the Age Discrimination in Employment Act to revoke the Agreement within seven (7) days of my signing the Agreement.
4.    I understand that I have the right to consult, and have been advised to consult, with an attorney concerning my rights enumerated herein, and I understand the consequences of waiving those rights.
AGREED AND ACCEPTED

________________________________
Date: _____________
Shannon R. Livingston